PAYOFF AGREEMENT

This PAYOFF Agreement and Release (the "**Agreement**") is made and entered into as of Janunary 21th, 2016 between Tangiers Investment Group, LLC. ("**TIG**") and Players Network Inc. ("**PLAYERS**") (TIG and PLAYERS are each a "**Party**," and are referred to herein collectively as the "**Parties**.")

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the covenants, promises and releases set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in full settlement of all claims that have or could have been asserted by and/or against the Parties, the Parties hereby agree, on behalf of themselves and any and all of their predecessors, successors, assigns, insurers, and any other parties or persons claiming by, through, or under any of the Parties hereto, as follows:

1. **Settlement Payment**. PLAYERS shall pay TIG a total of $80,000.00 in full payment and settlement of the note issued by Players to TIG on October 13, 2014 in the original principal amount of $236,500 (the "**Note**"), in six monthly installment payments commencing February 8th, 2016 as follows:

(i) $6,000.00 on or before February 8th, 2016 ("**First Installment**"); MD
(ii) $8,000.00 on or before February 29, 2016 ("**Second Installment**");
(iii) $12,000.00 on or before March 26, 2016 ("**Third Installment**");
(iv) $16,000.00 on or before April 26, 2016 ("**Fourth Installment**");
(v) $18,000.00 on or before May 26, 2016 ("**Fifth Installment**"); and
(vi) $20,000.00 on or before June 26, 2016 ("**Sixth Installment**").

Each of the installments (collectively, the "**Settlement Payments**") are to be paid by wire transfer so as to be received by the due dates set forth above. Payment by wire transfer shall be delivered through the following instructions:

To:

Account Name: Tangiers Investments Inc.
Bank: Chase
Bank address: 101 W Broadway, Suite 100, San Diego, CA 92101
Account name: Tangiers Investment Group, LLC
Account number: 477503747

Routing number: 021000021
Address: 2251 San Diego Avenue, Suite B150, San Diego, CA 92110

If PLAYERS does not make, and TIG does not receive, an installment on or before the due date set forth above and PLAYERS does not cure any such default within four days of the default ("**Payment Default**"), any unpaid installments of the Settlement Payments shall be accelerated and due immediately.

2. **TIG Obligations**. Upon execution hereof, TIG shall agree to not submit any conversions except where permited as outlined below in section #4.

3. **PLAYERS Obligations**. Upon execution hereof, PLAYERS shall immediately instruct Clear Trust LLC to increase the number of shares reserved for conversion under the Note to 70 million shares, which shall remain in place until the earlier to occur of: (i) the conversion in full of the Note; or (ii) the receipt by TIG of the Settlement Payments in full.

4. **Future Note Conversions**. Notwithstanding any other agreements herein, (i) in the event that PLAYERS defaults in making any of the Settlement Payments, TIG may convert all or any portion of the then remaining outstanding tprincipal amount of the Note into shares of PLAYERS common stock pursuant to the terms of the Note, and (ii) after March 15th, 2016, TIG, in its sole discretion, may convert all or any portion of the then remaining outstanding principal amount of the Note into shares of PLAYERS common stock pursuant to the terms of the Note, provided that the average total dollar amount of the shares of common stock of PLAYERS traded exceeds $15,000 per day during any ten trading day period after March 7th, 2016. Prior to March 7th, 2016, the Parties can mutually agree to a conversion of all or a portion of the then outstanding amount of the Note. The principal amount of the Note shall be reduced by: (i) the amount of any Settlement Payments received by TIG pursuant hereto, plus (ii) any principal amount of the Note converted by TIG after the date hereof, pursuant to which the shares of common stock of PLAYERS pursuant to any such conversion is actually received by TIG.

5. **TIG Releases**. Except for the obligations imposed by and arising from this Agreement and effective upon the entire payment of the Settlement Payments, TIG and all of its successors, predecessors, affiliated entities, parents, subsidiaries, related parties, and all parties acting in concert with TIG (collectively, the "**TIG Releasors**"), shall, upon retirement of the debt through the method(s) described in this Agreement, release and discharge PLAYERS and its directors, officers, agents, affiliates, parents, subsidiaries, successors, and professionals (the "**PLAYERS Released Parties**") of and from any and all liability for claims, demands, controversies, liabilities, damages, debts, obligations, costs, expenses, attorneys' fees, and causes of action of any kind and nature, in law or in equity, whether known or unknown, or any acts, matters or omissions,

claims, rights, causes of action, actions, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, obligations, costs, expenses, attorneys' fees, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions and demands whatsoever, in law, admiralty or equity, whether known or unknown, which they ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement. Upon payment of the entire Settlement Payment of $80,000.00 whether by cash payments or conversion, the TIG Releasors agree to be permanently and finally enjoined from commencing or prosecuting any actions or other proceedings, asserting any and all such claims either directly, indirectly, representatively, derivatively, or in any other capacities against the PLAYERS Released Parties hereunder.

6. **PLAYERS' Releases**. Except for the obligations imposed by and arising from this Agreement, PLAYERS and all of its current and former successors, predecessors, affiliated entities, parents, subsidiaries, successors, related parties, and all parties acting in concert with PLAYERS (collectively, the "**PLAYERS Releasors**"), shall release and discharge TIG and its directors, officers, agents, affiliates, parents, subsidiaries, successors, and professionals (collectively, the "**TIG Released Parties**"), of and from any and all liability for claims, counterclaims, demands, controversies, liabilities, damages, debts, obligations, costs, expenses, attorneys' fees, and causes of action of any kind and nature, in law or in equity, whether known or unknown, or any acts, matters or omissions, claims, rights, causes of action, actions, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, obligations, costs, expenses, attorneys' fees, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions and demands whatsoever, in law, admiralty or equity, whether known or unknown, which they ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement. The PLAYERS Releasors agree to be permanently and finally enjoined from commencing or prosecuting any actions or other proceedings, asserting any and all such claims either directly, indirectly, representatively, derivatively, or in any other capacities against the TIG Released Parties hereunder.

7. **Warranties and Representations**. Other than as set forth in this Agreement, no Party has received nor relied upon any oral or written representation, statement or communication of any other party or party representative regarding any past or present fact, circumstance, condition, state of affairs, legal effect, or promise of future action. Each Party has been represented by counsel of its choice in negotiating, preparing and executing this Agreement and its terms.

8. **Notice**. Any notice in connection with this Agreement shall be given, by email and by certified mail, to each of the following individuals:

For TIG:

Tangiers Investment Group
2251 San Diego, Ave. #B150
San Diego, CA 92110
admin@tangierscapital.com

For PLAYERS:

Mark Bradley, Chief Executive Officer
Players Network Inc.
1771 E. Flamingo Road, #201A
Las Vegas, Nevada 89119
Mbradley@playersnetwork.com

9. **No Admission of Liability**. This Agreement is entered into as a good faith compromise among the Parties for the complete and final settlement of any and all claims, disputes and causes of action among them. By this settlement, no Party admits liability to any other Party in any respect (other than the obligations set forth in this Agreement), or makes any admission as to factual or legal contentions relating to the matters settled herein.

10. **No Assignment or Transfer**. The Parties warrant and represent to each other that none of them has heretofore assigned or transferred to any person not a party to this Agreement any claims that are subject to the Releases referenced herein or any portion thereof and each shall defend, indemnify, and hold harmless the other from and against any claim (including the payment of attorneys' fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported, or claimed.

11. **Jointly Drafted.** This Agreement shall be treated as jointly drafted, and will not be construed against any Party as drafter. This Agreement provides no rights to any third party except to the extent expressly set forth herein.

12. **Entire Agreement**. This Agreement constitutes the entire agreement among the Parties on the subjects addressed herein. No supplement, modification, amendment, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties to be bound thereby. No contrary or supplementary oral agreement shall be admissible in a court to contradict, alter, supplement, or otherwise change the meaning of this Agreement. The Parties acknowledge and expressly agree that the provisions of this Agreement are fair, adequate and reasonable, are fully satisfactory to each of them, and are not unconscionable to their respective best interests as they perceive those interests.

13. **Execution in Counterparts**. This Agreement may be executed in any number of counterparts each of which, when executed and delivered, shall be deemed an original and all of which together shall constitute but one and the same agreement. The signatories executing this Agreement represent and warrant that they are authorized to execute this Agreement on behalf of the Parties and entities for whom they sign and in the capacities set forth below. Signatures obtained by facsimile, email in PDF or similar format, or other electronic means shall be deemed to be original signatures.

14. **Governing Law; Venue; Service**. This Agreement is to be governed by the laws of the State of Nevada without regard to principles of conflicts of law. Venue shall be exclusively in the courts located in San Diego, California. In addition to any other method of service allowed under applicable law, the Parties consent to service of any papers in connection with this Agreement through the method provided in Paragraph 10 of this Agreement.

PLAYERS NETWORK INC.

By: ______________________

Name: Mark Bradley
Title: Chief Executive Officer
Date: 1/22/16

TANGIERS INVESTMENT GROUP, LLC

By: ______________________

Name: Michael Sobeck
Title: Managing Member
Date: January 22, 2016